Exhibit 99.1

PondelWilkinson Inc.
21700 Oxnard Street, Suite 1840
Woodland Hills, CA 91367

T (310) 279 5980
Investor Relations	F (310) 279 5988
Strategic Public Relations	W www.pondel.com

	CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer (951) 739-6200

NEWS RELEASE		Hilton H. Schlosberg Vice Chairman (951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc. (310) 279-5980

MONSTER BEVERAGE BOARD AUTHORIZES

NEW $500.0 MILLION SHARE REPURCHASE PROGRAM

Corona, CA – March 13, 2020 – Monster Beverage Corporation (NASDAQ:MNST) today announced that its Board of Directors has authorized a new share repurchase program for the repurchase of up to $500.0 million of the Company’s outstanding common stock. As of March 11, 2020, approximately $536.6 million remained available for repurchase under the Company’s previously authorized repurchase programs. The Company expects to make the share repurchases from time to time in the open market, through privately-negotiated transactions, by block-purchase or through other transactions managed by broker-dealers, or otherwise, subject to applicable laws, regulations and approvals. The timing of the share repurchases will depend on a variety of factors, including market conditions, and the share repurchases may be suspended or discontinued at any time.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX® maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Caffé Monster® non-carbonated energy coffee drinks, Monster Rehab® non-carbonated tea + energy drinks, Muscle Monster® non-carbonated energy shakes, Monster Hydro® non-carbonated refreshment + energy drinks, Monster HydroSport Super Fuel® non-carbonated advanced hydration + energy drinks, Monster Dragon Tea® non-carbonated energy teas, Reign Total Body Fuel™ high performance energy drinks, Reign Inferno™ thermogenic fuel high performance energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Live+® energy drinks and Predator® energy drinks. For more information, visit www.monsterbevcorp.com.

Monster Beverage Corporation

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, our ability to implement the share repurchase programs. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2019. The Company’s actual results could differ materially from those contained in the forward-looking statements, including with respect to the share repurchase programs. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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